AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 11, 2008

Registration No. 333-151578

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1

ON FORM S-8 TO FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

O’REILLY AUTOMOTIVE, INC.

(Exact Name of Registrant as Specified in its Charter)

Missouri	46-0618012
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

233 South Patterson Springfield, Missouri	65802
(Address of Principal Executive Offices)	(Zip Code)

CSK Auto Corporation 2004 Stock and Incentive Plan

CSK Auto Corporation 1999 Employee Stock Option Plan

CSK Auto Corporation 1996 Executive Stock Option Plan

CSK Auto Corporation 1996 Associate Stock Option Plan

CSK Auto Corporation Nonqualified Stock Option Agreement with Lawrence N. Mondry

(Full Title of the Plan)

Greg Henslee

Chief Executive Officer and Co-President

O’Reilly Automotive, Inc.

233 South Patterson

Springfield, Missouri 65802

(Name and Address of Agent for Service)

(417) 862-6708

(Telephone Number, Including Area Code, of Agent for Service)

Copies of All Correspondence to:

Peter C. Krupp, Esq.	Ruben K. Chuquimia, Esq.
Kimberly A. deBeers, Esq.	Gallop, Johnson & Neuman, L.C.
Skadden, Arps, Slate, Meagher & Flom LLP	101 South Hanley Road, Suite 1700
333 West Wacker Drive	St. Louis, Missouri 63105
Chicago, Illinois 60606	(314) 615-6000
(312) 407-0700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer (Do not check if smaller reporting company) ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $.01 par value per share (1)	1,785,512(2)	(3)	(3)	(3)

(1)	Each share of common stock also represents one participating preferred stock purchase right. Participating preferred stock purchase rights cannot trade separately from the underlying common stock and, therefore, do not carry a separate price or necessitate an additional fee. In addition, pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.
(2)	This Post-Effective Amendment No. 1 on Form S-8 to the Registrant’s Registration Statement on Form S-4 (No. 333-151578) (the “Form S-4”) covers 1,785,512 shares of common stock, par value $0.01 per share, of the Registrant originally registered on Amendment No. 2 to the Form S-4 filed on July 8, 2008. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares that may be offered or issued as a result of stock splits, stock dividends or similar transactions.
(3)	Not applicable. All filing fees payable in connection with the registration of these securities were paid in connection with the registration of 19,954,468 shares of O’Reilly common stock pursuant to the Form S-4.

This registration statement on Form S-8 (the “Registration Statement”) shall become effective upon filing in accordance with Rule 462(a) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE

O’Reilly Automotive, Inc. (the “Registrant”) hereby amends its Registration Statement on Form S-4 (No. 333-151578) by filing this Post-Effective Amendment No. 1 on Form S-8 (the “Post-Effective Amendment” or this “Registration Statement”) relating to the sale of up to 1,785,512 shares of common stock, par value $0.01 per share, of the Registrant (“O’Reilly Common Stock”) issuable upon exercise of stock options and vesting of restricted stock granted under the CSK Auto Corporation 2004 Stock and Incentive Plan, the CSK Auto Corporation 1999 Employee Stock Option Plan, the CSK Auto Corporation 1996 Executive Stock Option Plan, the CSK Auto Corporation 1996 Associate Stock Option Plan and the CSK Auto Corporation Nonqualified Stock Option Agreement with Lawrence N. Mondry (the “CSK Plans”).

Pursuant to the Agreement and Plan of Merger, dated as of April 1, 2008, by and among the Registrant, OC Acquisition Company, an indirect wholly-owned subsidiary of the Registrant, and CSK Auto Corporation (“CSK”), on June 11, 2008, the Registrant commenced an exchange offer for each outstanding share of CSK common stock for (i) between 0.3673 and 0.4285 of a share of common stock of the Registrant and (ii) $1.00 in cash, as described in the prospectus and letter of transmittal, dated June 11, 2008. The exchange ratio was 0.4285 at the closing of the exchange offer. Following the conclusion of the exchange offer and acceptance of the shares for payment on July 11, 2008, OC Acquisition Company effected a short-form merger and was merged (the “Merger”) with and into CSK with CSK becoming an indirect wholly-owned subsidiary of the Registrant.

At the effective time of the merger, each then outstanding option to purchase shares of CSK common stock granted under any employee or director stock option, stock purchase or equity compensation plan, arrangement or agreement of CSK, whether vested or unvested, was automatically converted into a vested option to acquire that number of shares of the Registrant’s common stock equal to the product of multiplying (i) the number of shares of common stock of CSK subject to such cancelled CSK stock option by (ii) the sum of the exchange ratio used to determine the number of the Registrant’s shares of common stock paid in the offer, here 0.4285, and the number equal to the quotient of $1.00 divided by the average trading price of the Registrant’s common stock for the five (5) consecutive trading days ending on and including July 9, 2008 and rounded to four decimal places (the “Option Exchange Ratio”). The Option Exchange Ratio equals 0.4724.

At the effective time of the merger, each right of any kind to receive CSK common stock or benefits measured by the value of a number of CSK common stock, and each award of any kind consisting of CSK common stock (including restricted stock, restricted stock units, performance units, performance shares and other stock-based awards, other than CSK stock options) that was outstanding immediately prior to the effective time, with the exception of the CSK stock award of 89,999 shares relating to Mr. Lawrence Mondry, were converted into the right to receive the same consideration paid in exchange for each share of CSK common stock in the offer multiplied by the number of CSK common stock subject to such CSK stock-based award. The award of 89,999 shares was converted into a right to receive a comparable right to receive that number of shares of the Registrant’s common stock equal to the option exchange ratio multiplied by the number of shares of CSK common stock subject to such CSK stock-based award and the award will continue to vest in accordance with its terms.

This Registration Statement is intended to register an aggregate of 1,785,512 shares of the Registrant’s common stock, and the rights associated therewith, that may be issued under the CSK Plans.

The designation of this Post-Effective Amendment as Registration No. 333-151578 denotes that the Post-Effective Amendment relates only to the shares of O’Reilly Common Stock issuable upon the exercise of stock options and the vesting of restricted stock under the Plan and that this is the first Post-Effective Amendment on Form S-8 to the Form S-4 filed with respect to such shares.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) of the Securities and Exchange Commission (the “Commission”). Such documents need not be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are incorporated herein by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed with the Commission on March 3, 2008;

(b)	The Registrant’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2007, filed with the Commission on June 10, 2008;

(c)	The Registrant’s Quarterly Report on Form 10-Q for the three month period ended March 31, 2008, filed with the Commission on May 9, 2008;

(d)	The Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Commission on March 24, 2008;

(e)	The Registrant’s Current Reports on Form 8-K filed with the Commission on January 14, 2008, February 1, 2008, February 11, 2008, February 25, 2008, April 1, 2008, April 7, 2008, April 11, 2008, April 18, 2008, April 23, 2008, June 11, 2008 and July 11, 2008;

(f)	The description of the Registrant’s common stock, which is contained in the Registrant’s Registration Statement on Form S-1 (File No. 33-58948), including any amendment or report filed for the purpose of updating such description; and

(g)	The description of the Registrant’s Preferred Stock Purchase Rights, which is contained in the Registrant’s Registration Statement on Form 8-A (File No. 000-21318) filed on June 3, 2002.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein and filed prior to the filing hereof shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein modifies or supersedes such statement, and any statement contained herein or in any other document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any other subsequently filed document which also is incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

Sections 351.355(1) and (2) of The General and Business Corporation Law of Missouri (the “Act”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that no person shall be indemnified as to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which the action or suit was brought determines upon application that, despite the adjudication of liability and in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the court deems proper.

Section 351.355(3) of the Act provides that, except as otherwise provided in the corporation’s articles of incorporation or bylaws, to the extent that a director, officer, employee or agent of the corporation has been successful in the defense of any such action, suit or proceeding referred to in subsection (1) or (2) of any claim, issue or matter therein, he shall be indemnified against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with such action, suit or proceeding. Section 351.355(7) of the Act provides that a corporation may provide additional indemnification to any person indemnifiable under subsection (1) or (2), provided such additional indemnification is authorized by the corporation’s articles of incorporation or an amendment thereto or by a shareholder-approved bylaw or agreement, and provided further that no person shall thereby be indemnified against conduct that was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct.

Article IX of the Registrant’s Restated Articles of Incorporation, as amended (the “Articles of Incorporation”), permits the Registrant to enter into agreements with its directors, officers, employees and agents, providing such indemnification as deemed appropriate, up to the maximum extent permitted by law. Article IX of the Articles of Incorporation provide that the Registrant shall extend to its directors and executive officers the indemnification specified in subsections (1) and (2) of the Act and the additional indemnification authorized in subsection (7) of the Act and that it may extend to other officers, employees and agents such indemnification and additional indemnification.

In addition, Article XI of the Articles of Incorporation states that no director of the Registrant shall be personally liable to the Registrant or its shareholders for monetary damages for breach of fiduciary duty by such director as a director, but it does not eliminate or limit the liability of a director to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to the Registrant or its shareholders, (ii) for acts or omissions not in subjective good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 351.345 of the Act, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment or repeal of Article XI will apply to or have any effect on the liability or alleged liability of any director of the Registrant for or with respect to any acts or omissions of such director prior to such amendment or repeal.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

EXHIBIT INDEX

Exhibit Number	Description
4.1	Restated Articles of Incorporation of the Registrant, filed as Exhibit 3.1 to the Registrant’s current report on Form 8-K dated May 27, 2005, is incorporated herein by this reference.

4.2	Amended and Restated Bylaws of the Registrant, as amended by Amendment No. 1, filed as Exhibit 3.2 to the Registrant’s current report on Form 8-K dated November 12, 2003, are incorporated herein by this reference.

4.3	Rights Agreement, dated as of May 7, 2002, between O’Reilly Automotive, Inc. and UMB Bank, N.A., as Rights Agent, including the form of Certificate of Designation, Preferences and Rights as Exhibit A, the form of Rights Certificates as Exhibit B and the Summary of Rights as Exhibit C, filed as Exhibit 4.2 to the Registrant’s Current Report on Form 8-K dated May 8, 2002, is incorporated herein by this reference.

5.1	Opinion of Gallop, Johnson & Neuman, L.C., filed herewith.

23.1	Consent of Ernst & Young LLP, filed herewith.

23.2	Consent of Gallop, Johnson & Neuman, L.C. (included in Exhibit 5.1).

24	Powers of Attorney (included on signature pages of the Registration Statement of O’Reilly on Form S-4, File No. 333-151578, and incorporated herein by this reference).

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price set forth in the “Calculation of Registration Fee” table in this Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that the undertakings set forth in clauses (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Springfield, state of Missouri, on July 11, 2008.

O’REILLY AUTOMOTIVE, INC.

By:	/s/ Greg Henslee
Name:	Greg Henslee
Title:	Chief Executive Officer and Co-President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Greg Henslee	Chief Executive Officer and	July 11, 2008
Greg Henslee	Co-President (Principal Executive Officer)

/s/ Thomas McFall	Executive Vice President of Finance	July 11, 2008
Thomas McFall	and Chief Financial Officer (Principal Financial & Accounting Officer)

*	Director	July 11, 2008
Paul R. Lederer

*	Director	July 11, 2008
Joe C. Greene

*	Director	July 11, 2008
Jay D. Burchfield

*	Director	July 11, 2008
David E. O’Reilly

*	Director	July 11, 2008
Larry P. O’Reilly

*	Director	July 11, 2008
Charles H. O’Reilly, Jr.

*	Director	July 11, 2008
Rosalie O’Reilly Wooten

*	Director	July 11, 2008
John Murphy

*	Director	July 11, 2008
Ronald Rashkow

*By:	/s/ Thomas McFall	July 11, 2008
Thomas McFall
Attorney-in-Fact

FORM S-8

O’REILLY AUTOMOTIVE, INC.

EXHIBIT INDEX

Exhibit Number	Description
4.1	Restated Articles of Incorporation of the Registrant, filed as Exhibit 3.1 to the Registrant’s current report on Form 8-K dated May 27, 2005, is incorporated herein by this reference.

4.2	Amended and Restated Bylaws of the Registrant, as amended by Amendment No. 1, filed as Exhibit 3.2 to the Registrant’s current report on Form 8-K dated November 12, 2003, are incorporated herein by this reference.

4.3	Rights Agreement, dated as of May 7, 2002, between O’Reilly Automotive, Inc. and UMB Bank, N.A., as Rights Agent, including the form of Certificate of Designation, Preferences and Rights as Exhibit A, the form of Rights Certificates as Exhibit B and the Summary of Rights as Exhibit C, filed as Exhibit 4.2 to the Registrant’s Current Report on Form 8-K dated May 8, 2002, is incorporated herein by this reference.

5.1	Opinion of Gallop, Johnson & Neuman, L.C., filed herewith.

23.1	Consent of Ernst & Young LLP, filed herewith.

23.2	Consent of Gallop, Johnson & Neuman, L.C. (included in Exhibit 5.1).

24	Powers of Attorney (included on signature pages of the Registration Statement of O’Reilly on Form S-4, File No. 333-151578, and incorporated herein by this reference).